Mail Stop 3651

      May 10, 2006

Via U.S. Mail and Facsimile

Earl E. Congdon
Chief Executive Officer
Old Dominion Freight Line, Inc.
500 Old Dominion Way
Thomasville, NC 27360

RE:	Old Dominion Freight Line, Inc.
			Form 10-K for the Fiscal Year Ended December 31,
2004
			Form 10-K for the Fiscal Year Ended December 31,
2005
      File No. 000-19582



Dear Mr. Congdon:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.







							Sincerely,


							Joe Foti
							Senior Assistant Chief
Accountant



Via facsimile:	Wes Frye, Senior Vice President - Finance
	(336) 822-5289




Earl E. Congdon
Old Dominion Freight Line, Inc.
May 10, 2006
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